EXHIBIT (a)(1)(iv)

Health Management Associates, Inc.

Offer to Exchange

any and all of its

Zero-Coupon Convertible Senior Subordinated Notes

due 2022

(“Old Notes”)

CUSIP No. 421933AC6 and 421933AD4

for

Exchange Zero-Coupon Convertible Senior Subordinated Notes

due 2022

(“New Notes”)

CUSIP No. 421933AG7

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 28, 2004, unless extended by Health Management Associates, Inc.

To Our Clients:

Enclosed for your consideration is the exchange circular, dated November 30, 2004 (as it may be amended or supplemented, the “exchange circular”) and a form of letter of transmittal (as it may be amended or supplemented, the “letter of transmittal”) relating to the exchange offer (the “exchange offer”) made by Health Management Associates, Inc. (“HMA”) to holders of Old Notes to tender for exchange any Old Notes for New Notes.

HMA is inviting holders of Old Notes to tender for exchange Old Notes for New Notes upon the terms and subject to the conditions set forth in the exchange circular. The exchange offer is not conditioned on any minimum number of Old Notes being tendered but is subject to certain other conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the exchange circular.

This material relating to the exchange offer is being forwarded to you as the beneficial owner of Old Notes held by us for your account or benefit but not registered in your name. A tender of any Old Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, HMA urges beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Old Notes pursuant to the exchange offer.

Accordingly, we request instructions as to whether you wish to tender any or all Old Notes held by us for your account. We urge you to read carefully the exchange circular, the letter of transmittal and the other materials provided herewith before instructing us to tender your Old Notes.

The terms of the New Notes and of the Old Notes are more fully described in the exchange circular. The terms of the New Notes are similar to the terms of the Old Notes, but will differ in the following material ways:

•	holders may require HMA to repurchase all or a portion of either the Old Notes or the New Notes on January 28, 2005, 2007, 2012 and 2017, but additionally holders may require HMA to repurchase all or a portion of the New Notes on January 28, 2006. HMA must pay cash for any Old Notes repurchased on January 28, 2005, but for any repurchases of the Old Notes on or after January 28, 2007, HMA may choose to pay the purchase price in cash, in shares of HMA’s class A common stock or any combination thereof. However, HMA will only pay cash for any New Notes required to be repurchased by holders;

•	HMA may choose to pay the purchase price for any Old Notes HMA is required to repurchase upon a fundamental change in cash, in shares of HMA’s class A common stock or any combination thereof. Any New Notes HMA is required to repurchase upon a fundamental change will be paid for only in cash;

•	holders of Old Notes surrendered for conversion will receive 32.1644 shares of HMA’s class A common stock (subject to adjustment), while holders of New Notes surrendered for conversion will receive the value (calculated as described in the exchange circular) of 32.1644 shares of HMA’s class A common stock (subject to adjustment). This value will be paid in cash in an amount equal to the lesser of (a) the accreted principal amount of the New Notes on the conversion date and (b) the product of the conversion rate (32.1644 subject to adjustment) multiplied by the average sale price of HMA’s class A common stock on the New York Stock Exchange on each of the five consecutive trading days beginning on the third business day following the conversion date of the New Notes. The remainder will be paid, at HMA’s election, in cash, in shares of HMA’s class A common stock or any combination thereof;

•	during any period when contingent interest is payable, the contingent interest payable per New Note in respect of any six-month period will equal 0.125% of the average price of a New Note for the related five day reference period. Contingent interest on the Old Notes, if payable, is variable and equal to the greater of (i) the sum of all cash dividends we pay on our class A common stock in respect of any six- month period multiplied by the number of shares of class A common stock issuable upon conversion of the Old Note or (ii) 0.125% of the average price of an Old Note for the related five day reference period; and

•	the conversion rate adjustments applicable to the New Notes will generally be identical to the conversion rate adjustments applicable to the Old Notes; however, under the New Notes, the conversion rate will be adjusted for cash dividends until January 28, 2007 to the extent such dividends exceed $0.04 per quarter. After January 28, 2007, the conversion rate for the New Notes will be adjusted for cash dividends only if such dividends exceed 10% of the market price of our class A common stock, which is the same conversion rate adjustment for cash dividends applicable to the Old Notes during the life of the Old Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Notes on your behalf in accordance with the provisions of the exchange offer. Please note that the exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 28, 2004, unless extended by HMA.

Your attention is directed to the following:

1. The exchange offer is for any and all Old Notes for New Notes.

2. The exchange offer is subject to certain conditions, which HMA may assert or waive, set forth in the exchange circular.

3. There are material differences between the New Notes and the Old Notes, which are more fully described in the exchange circular.

4. Exchanging Old Notes for New Notes involves risks, which are more fully described in detail in the exchange circular.

If you wish to have us tender any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below.

The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us and registered in our name for your account.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer of HMA with respect to the Old Notes.

This will instruct you to tender the principal amount at maturity of Old Notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the exchange circular dated November 30, 2004 and the letter of transmittal.

Zero-Coupon Convertible Senior Subordinated Notes due 2022 (CUSIP No. ) which are to be tendered. Principal Amount at Maturity

$

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Date: ,